CONFIDENTIAL TREATMENT REQUEST PURSUANT TO RULE 83 BY VENTURE GLOBAL, INC.

Exhibit 10.30

Certain identified information has been omitted from this document because (i) it is not material and is the type that the Company customarily and actually treats as private or confidential, and/or (ii) if disclosure would constitute a clearly unwarranted invasion of personal privacy and has been marked with “[***]” to indicate where omissions have been made.

AMENDMENT NO. 2 TO

ENGINEERING, PROCUREMENT AND CONSTRUCTION AGREEMENT

THIS AMENDMENT NO. 2 TO ENGINEERING, PROCUREMENT AND CONSTRUCTION AGREEMENT (this “Amendment No. 2”), dated as of May 22, 2024 (the “Amendment No. 2 Effective Date”), is entered into by and between Venture Global CP2 LNG, LLC, a Delaware limited liability company (“Owner”), and Worley Field Services, Inc. a Texas corporation (“Contractor”). Contractor and Owner are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, Owner and Contractor are parties to that certain Engineering, Procurement and Construction Agreement dated as of May 12, 2023 (as amended, the “Agreement’); and

WHEREAS, pursuant to Section 41.8 of the Agreement, Owner and Contractor desire to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and provisions herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby covenant and agree as follows:

1.	Amendments.

(a)	The Agreement shall be amended by deleting the last sentence of Section 26.1.1 in its entirety and replaced with the sentence as set forth below:

“Contractor shall remain responsible for: (i) uninsured losses and deductible amounts under the policies to be provided by Contractor; (ii) the first [***] required to be provided by Owner pursuant to Section 26.3.l(e): and (iii) losses arising due to Contractor’s or its Subcontractor’s gross negligence or willful misconduct of Senior Supervisory Personnel under the policies to be provided by Owner until the Facility Substantial Completion Date, and Owner shall become responsible for such losses and deductibles occurring thereafter.”

(b)	Section 26.2.1(g) of the Agreement is deleted in its entirety and noted as “[Reserved].”

(c)	The following new Section 26.3.l(e) shall be inserted after Section 26.3.l(d) of the Agreement:

“(e) Pollution Liability Insurance, which shall include Contractor and Subcontractors of all tiers as insureds on a primary and non-contributory basis and include a waiver of subrogation in favor of such insureds. Coverage shall be provided on an occurrence basis (except for mold/fungi coverage which

CONFIDENTIAL TREATMENT REQUEST PURSUANT TO RULE 83 BY VENTURE GLOBAL, INC.

may be on claims made basis). Minimum limits of coverage shall be at least [***] per claim and [***] in the annual aggregate, and coverage shall include liability to third parties for bodily injury, property damage, remediation, and clean-up costs arising from pollution conditions or events created by an insured, or an exacerbation by an insured of conditions on, at, or under the Job Site and/or from transportation and disposal of such pollutants. Such policy shall provide for completed operations extension or extended reporting period maintained for ten (10) years after Final Completion, or acceptance of the final payment for the Work, or to the applicable statute of repose, whichever is less.”

(d)	The Agreement shall be amended by deleting the first sentence of Section 26.2.1 in its entirety and replaced with the sentence as set forth below:

“26.2.1 Except for the Construction and Erection All Risk insurance required to be provided by Owner pursuant to Section 26.3.1(a), the Commercial General Liability insurance required to be provided by Owner pursuant to Section 26.3.1(b), and the Pollution Liability Insurance required to be provided by Owner pursuant to Section 26.3.l(e), Contractor shall obtain and maintain in full force and effect, and shall require, as applicable, Subcontractors to procure and maintain in full force and effect, the following insurance:”

2. Benefits. This Amendment No. 2 shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. Except with respect to the rights of successors and permitted assigns as provided in the Agreement, including any Person who purchases, leases or takes a security interest in an undivided interest in the Facility (including the Lenders), nothing express or implied in this Amendment No. 2 is intended to confer upon any person, other than the Parties and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Amendment No. 2.

3. Effect of Amendment. Except as specifically set forth herein, the Agreement, as amended by this Amendment No. 2, remains in full force and effect in accordance with its terms.

4. No Oral Modifications. No oral or written modification, amendment or supplement of this Amendment No. 2 by any officer, agent or employee of Contractor or Owner, either before or after execution of this Amendment No. 2, shall be of any force or effect unless such modification, amendment, or supplement is in writing and is signed by both Parties.

5. Governing Law. This Amendment No. 2 shall in all respects be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws.

6. Counterparts. This Amendment No. 2 may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. A signed copy of this Amendment No. 2 transmitted by facsimile or email shall be treated as an original and shall be binding against the Party whose signature appears on such copy.

CONFIDENTIAL TREATMENT REQUEST PURSUANT TO RULE 83 BY VENTURE GLOBAL, INC.

IN WITNESS WHEREOF, the Parties have caused this Amendment No. 2 to be executed by their duly authorized representatives as of the Amendment No. 2 Effective Date.

Venture Global CP2 LNG, LLC	Worley Field Services Inc.

By: /s/ Keith Larson	By: /s/ Amanda Knost
Name: Keith Larson	Name: Amanda Knost
Title: General Counsel & Secretary	Title: President, US Gulf Coast

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